Exhibit 99.4(a)(1)

CONTRACT SPECIFICATIONS

CONTRACT DATA

Contract Number:	[VR99999999]	Contract Date:	[6-01-2021]

Contract Type:	[Non-Qualified]	Maximum Issue Age:	[85]

Owner(s):	[John Doe] [Jane Doe]	Owner’s Age:	[35] [35]

Annuitant(s):	[John Doe] [Jane Doe]	Annuitant’s Age:	[35] [35]

Annuity Date:	[01-01-2086]	Annuitant’s Sex:	[Male] [Female]

PURCHASE PAYMENTS

Initial Purchase Payment Amount:	[$100,000]

Minimum Purchase Payment Amount for Non-Qualified Contracts:	[$10,000]

Minimum Subsequent Purchase Payment Amount for Non-Qualified Contracts:	[$250]

Minimum Purchase Payment Amount for Qualified Contracts:	[$2,000]

Minimum Subsequent Purchase Payment Amount for Qualified Contracts:	[$50]

Maximum Aggregate Purchase Payment Amount Without Pacific Life Home Office Approval:	[$1,000,000]

Minimum Transfer Amount:	[$250]

Minimum Investment Option Value:	[$500]

Interest Rate Used for Misstatement of Age and/or Sex:	[1.50%]

Minimum Contract Value to Avoid Contract Termination:	[$1,000]

Free Withdrawal Percentage:	[10.00%]

Minimum Withdrawal Amounts:	• [$500] for each unscheduled Withdrawal • [$250] for each systematic Withdrawal • [$100] for each systematic Withdrawal paid by electronic funds transfer (EFT)
Maximum Annuitization Age:	[100]

Minimum Annuitization Amount:	[$10,000]

Minimum Annuity Payment Amount:	[$250]

ICC20:10-1025-CS

3A

FEES AND CHARGES

Mortality and Expense Risk Charge:	[0.70%]**
Administrative Fee:	[0.25%]
Annual Fee:	[$50.00]*

*Waived if the Contract Value is equal to or greater than [$50,000] on the day the fee is assessed.

** This charge is reduced by [0.10]% for the upcoming Contract quarter if the Contract Value on the later of the Issue Date or the most recent Contract Quarterly Anniversary is greater than or equal to [$1,000,000].

WITHDRAWAL CHARGE PERIOD / TABLE OF WITHDRAWAL CHARGE PERCENTAGES

[7-year]:

[

From Issue Date	Withdrawal Charge Percentages
Contract Year 1	9%
Contract Year 2	8%
Contract Year 3	7%
Contract Year 4	6%
Contract Year 5	5%
Contract Year 6	4%
Contract Year 7	3%
Contract Year 8 and later	0%

]

Free Withdrawal Contract Year Age: [8]

Eligibility Dates for The Withdrawal Charge Waivers

[Nursing Home Confinement Waiver:	[09/01/2021]]
[Terminal Illness Waiver:	[06/01/2022]]

RIDER(S)

Name	Current Annual Charge %		Maximum Annual Charge %
[Return of Premium Death Benefit Rider	[0.25	]%	0.25	]%
Stepped-Up Death Benefit Rider	[	]%	[	]%
[Guaranteed Withdrawal Benefit XXII Rider — Single Life]	[	]%		]%
[Guaranteed Withdrawal Benefit XXII Rider — Joint Life]	[	]%		]%
[Guaranteed Withdrawal Benefit X Rider — Single Life]	[	]%		]%
[Guaranteed Withdrawal Benefit X Rider — Joint Life]	[	]%		]%

For a complete description of the charges, fees and deductions shown above and other applicable fees and charges, refer to the Charges, Fees and Deductions Provisions of the Contract or the Annual Charge provision of the Rider(s) shown above, if applicable.

[DOLLAR COST AVERAGING (DCA) PLUS FIXED OPTION RIDER GUARANTEE TERMS AND RATES

[6 Mos.    3.00%*]

[12 Mos.  2.00%*]

*Minimum Guaranteed Interest Rate is [1.00%] per year.]

3B

INVESTMENT OPTIONS

[Fund 1 Fund 2 Fund 3 Fund 4 Fund 5]	[Fund 6 Fund 7 Fund 8 Fund 9 Fund 10 DCA Plus 6-Month DCA Plus 12-Month ]

3C

SERVICE CENTER

Send Forms and written requests to:	Send Payments to:
[Pacific Life Insurance Company	[Pacific Life Insurance Company
P.O. Box 2378	P.O. Box 2290
Omaha, Nebraska 68103-2378]	Omaha, Nebraska 68103-2290]

Hours: [Between 6:00 am and 5:00 pm, Pacific Standard Time.]
Toll-Free Number for Contract Owners: [1-800-722-4448]
Toll-Free Number for Financial Professionals: [1-800-722-2333]
Website: [www.PacificLife.com]

Please use our toll-free telephone number for questions about your annuity contract and benefit riders, or you may call your state insurance department at [1-xxx-xxx-xxxx.]

3D